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                                                                      EXHIBIT 21

                               COGNEX CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT


     At December 31, 2000, the registrant had the following subsidiaries, the financial statements of which are all included in the consolidated financial statements of the registrant:

            NAME OF                    STATE/COUNTRY OF         PERCENT
          SUBSIDIARY                    INCORPORATION          OWNERSHIP
--------------------------------       ----------------        ---------
Cognex Technology and Investment
   Corporation                           California               100%
Cognex Canada Technology, Inc.           California               100%
Cognex Foreign Sales Corporation         Barbados                 100%
Vision Drive, Inc.                       Delaware                 100%
Cognex K.K.                              Japan                    100%
Cognex Europe, b.v.                      Netherlands              100%
Cognex Europe, Inc.                      Delaware                 100%
Cognex International, Inc.               Delaware                 100%
Cognex Germany, Inc.                     Massachusetts            100%
Cognex Singapore, Inc.                   Delaware                 100%
Cognex Korea, Inc.                       Delaware                 100%
Cognex Taiwan, Inc.                      Delaware                 100%
Cognex Canada, Inc.                      Delaware                 100%
Cognex, Ltd.                             Ireland                  100%
Cognex Finland Oy                        Finland                  100%
Cognex UK Ltd.                           United Kingdom           100%
Cognex China, Inc.                       Delaware                 100%